SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: ROCHDALE INVESTMENT INSURANCE TRUST

Address of Principal Business Office (No. & Street, City, State, Zip Code):

570 LEXINGTON AVE.,  NEW YORK, NY 10022-6837

Telephone Number (including area code):  (212) 588-3430

Name and address of agent for service of process:

LANE BUCKLAN, ESQ., ROCHDALE INVESMENT MANAGEMENT INC.
570 LEXINGTON AVENUE, NEW YORK, NY 10022

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A

                               YES /X/      NO / /

                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and the State of New York on the 13th day of March, 2000.

Signature                        ROCHDALE INVESTMENT INSURANCE TRUST
                                 (Name of Registrant)

                                 By /s/ Lane Bucklan
                                    LANE BUCKLAN
                                    Trustee